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                                                       Exhibit 3
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                      MILLENNIUM SPORTS MANAGEMENT, INC.
                                 P.O. Box 117
                        Augusta, New Jersey 07822-0117

                                                       April 28, 1998

VIA FACSIMILE AND FIRST CLASS MAIL
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Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004

Dear Sirs:

  Reference is made to the Warrant Agreement between us dated as of February 6, 1997 (the "Warrant Agreement"). All capitalized terms used herein without definition have the respective meanings ascribed to them in the Warrant Agreement.

  The Company hereby notifies you that, except for 4,000,000 Warrants committed for issuance in connection with a pending joint venture, the Company has determined to cease immediately the general offering of Warrants, and hereby directs you not to honor any further requests for the purchase or issuance of Warrants. The Company will notify you specifically with respect to the issuance of those Warrants committed for issuance as described herein.

  With respect to all outstanding Warrants, and those Warrants committed for issuance as described above, the Company hereby certifies, pursuant to the Warrant Agreement, that pursuant to due authorization of the Board of Directors of the Company, the Company has elected to extend the Warrant Expiration Date through and including 5:00 p.m. (New York time) on March 31, 2003, subject to the Company's right, prior to such Warrant Expiration Date, in its sole discretion, to extend such Warrant Expiration Date on five business days' prior written notice to the Registered Holders; and Section 1(j) of the Warrant Agreement is hereby correspondingly amended. No other term of the Warrants has been amended.

  In accordance with Section 8(d) of the Warrant Agreement, the existing Warrant Certificates will continue to represent the Warrants, notwithstanding the extension described herein.

  In accordance with Section 8(e) of the Warrant Agreement, the Company hereby directs you, as Warrant Agent, to send a copy of this letter by ordinary first class mail to each Registered Holder of Warrants at his, her or its last address as it appears on your registry books as Warrant Agent.

                                Very truly yours,

                                MILLENNIUM SPORTS MANAGEMENT, INC.


                                By:_____________________________________
                                        Barry M. Levine, President